Exhibit 23.1

 INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Registration Statement of Akeena Solar Inc. on Form SB-2 of our report dated August 1, 2006 (except for Note 14 as to which the date is August 11, 2006) with respect to our audits of the financial statements of Akeena Solar, Inc. as of December 31, 2005 and for each of the years ended December 31, 2005 and 2004, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading ‘‘Experts’’ in such Prospectus.

/s/ Marcum & Kliegman LLP

Marcum & Kliegman LLP
New York, New York
November 29, 2006